Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 14, 2006, accompanying the consolidated financial statements and schedules of People’s Choice Financial Corporation and Subsidiaries for the years ended December 31, 2005 and 2004, which are contained in this Registration Statement and Prospectus on Form S-11. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Irvine, California

June 28, 2006